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                                                                    EXHIBIT 4.2


                            EASTMAN CHEMICAL COMPANY
                              100 N. EASTMAN ROAD
                           KINGSPORT, TENNESSEE 37660
                                (423) 229 - 2000


                                December 4, 2003


American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY  10039

Attention: Shareholder Services Division

         Re: Amendment to the Rights Agreement

Ladies and Gentlemen:

         Pursuant to Section 5.4 of the Stockholder Protection Rights Agreement, dated as of December 13, 1993 (the "Rights Agreement"), between Eastman Chemical Company (the "Company") and American Stock Transfer & Trust Company ("AST"), as rights agent (appointed pursuant to the Agreement of Substitution and Amendment of Stockholder Protection Rights Agreement, dated as of April 23, 2003, between the Company and AST), the Company, by resolution adopted by its board of directors, hereby amends the Rights Agreement as follows:

         1. Section 1.1 of the Rights Agreement is hereby amended and restated by replacing the following definitions contained therein:

         "Acquiring Person" shall mean any Person (other than the Company, any Subsidiary of the Company, or any employee benefit of stock ownership plan of the Company or any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the then-outstanding shares of Common Stock; provided, however, that a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding unless and until such time as (i) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional shares of Common Stock representing 1% or more of the then-outstanding shares of Common Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Stock representing 1% or more of the then-outstanding shares of Common Stock thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the


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American Stock Transfer & Trust Company
December 4, 2003
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         foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         "Expiration Time" shall mean the earliest of (i) the Exchange Time,
         (ii) the Redemption Time and (iii) the close of business on December 4, 2013.

         2. Section 4.1(a) of the Rights Agreement is hereby amended by replacing the first sentence thereof with the following:

         The Company hereby appoints the Rights Agent to act as agent for the Company and holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment.

         3. The Rights Agreement is hereby amended by adding as Section 2.3(h) the following:

         Notwithstanding any other provision of this Section 2.3, any Right Certificate issued pursuant hereto that represents Rights beneficially owned by an Acquiring Person or any Associate or Affiliate thereof and any Right Certificate issued at any time upon the transfer of any Rights to an Acquiring Person or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate and any Right Certificate issued pursuant to Section 2.7, 2.8 or 3.1 hereof upon transfer, exchange, replacement or adjustment of any other Right Certificate referred to in this sentence, shall be subject to and contain the following legend or such similar legend as the Company may deem appropriate and as is not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage:

         The Rights represented by this Right Certificate are or were beneficially owned by a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). This Right Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 11(a)(ii) or Section 13 of the Rights Agreement.

         4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment to the Rights Agreement, but shall remain in full force and effect.


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American Stock Transfer & Trust Company
December 4, 2003
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         5.       Capitalized terms used without other definition in this
Amendment to the Rights Agreement shall be used as defined in the Rights Agreement.

         6. This Amendment to the Rights Agreement shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

         7. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         8. This Amendment to the Rights Agreement shall be effective as of the date hereof, and all references to the Rights Agreement shall, from and after such date, be deemed to be references to the Rights Agreement as amended hereby.

         9. Exhibit A to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment to the Rights Agreement.


                                        Very truly yours,

                                        EASTMAN CHEMICAL COMPANY


                                        By: /s/ THERESA K. LEE
                                           ------------------------------------
                                           Name: Theresa K. Lee
                                           Title: Senior Vice President, Chief
                                                  Legal Officer and Corporate
                                                  Secretary


Accepted and agreed to:

AMERICAN STOCK TRANSFER & TRUST COMPANY


By: /s/ PAULA CAROPPOLI
   ------------------------------------
   Name: Paula Caroppoli
   Title: Vice President